Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference on Form 10-K of A.D.A.M., Inc. (the “Company”) of our report dated June 2, 2006 relating to the consolidated financial statements of OnlineBenefits, Inc. and Subsidiaries as of and for the years ended December 31, 2005 and 2004, which was previously filed as an exhibit to the Company’s Current Report on Form 8-K, as amended, filed on August 16, 2006.

/s/ Berenson LLP

New York, New York

March 27, 2007